UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

February 7, 2005

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

Wisconsin Electric Power Company ("Wisconsin Electric"), a wholly owned subsidiary of Wisconsin Energy Corporation, operates under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity to its retail customers in Wisconsin. In January 2005, Wisconsin Electric completed a power supply cost analysis which included updated natural gas cost projections for 2005. Based upon this analysis, Wisconsin Electric determined that projected costs had deviated outside of a range prescribed by the Public Service Commission of Wisconsin ("PSCW") when compared to fuel and purchased power costs authorized in current rates. As a result, on February 7, 2005 Wisconsin Electric filed a request with the PSCW to increase Wisconsin retail electric rates by approximately $114 million annually to recover the forecasted increases in fuel and purchased power costs. The increase in anticipated costs is being driven primarily by the increased reliance on gas-fueled generation and purchased power. This increased reliance on gas-fueled generation and purchased power is driven by (i) the need to replace generation from base load facilities during scheduled maintenance outages in 2005, including outages on both units at the Point Beach Nuclear Plant which occur every 18 months, (ii) the retirement of the coal-fueled units in Port Washington in 2004 and (iii) the need to meet the growing energy needs of its customers. The increased fuel revenues are expected to be effective in early March 2005. The revenues that we receive under the filing are subject to refund and our filing will be audited by the PSCW.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: February 9, 2005	Stephen P. Dickson -- Controller and
Chief Accounting Officer

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: February 9, 2005	Stephen P. Dickson -- Controller and
Chief Accounting Officer